(Translation)

November 12, 2014

Company name:	Acucela Inc.
Representative:	Ryo Kubota, Founder, Chairman and CEO
Code No.:	4589, TSE Mothers
Person to contact:	Tomomi Sukagawa, Director
Japan Office, Acucela Inc.
TEL: 81-3-5789-5872 (main)
Attorney in fact:	Ken Takahashi, Attorney at law
Baker & Makenzie
(Gaikokuho Joint Enterprise)
TEL: 81-3-6271-9900

Revisions to Earnings Forecasts/Recording of Partial Valuation Allowance Against Deferred Tax Assets

Based on the recent business performance, we have revised the earnings forecasts announced on February 13, 2014 ("Previous Forecast") and recorded a partial valuation allowance against deferred tax assets as follows:

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Revisions to the Forecast for the Earnings for Full Year 2014
(January 1, 2014 to December 31, 2014)

(Unit: US$ in thousands (JPY in thousands), except per share information)
	Revenue from collaborations	Operating income (loss)	Income (loss) before income tax	Net income (loss)	Net income (loss) per share *
Previous Forecast (A)	61,840	836	433	264	0.02
	(6,768,388)	(91,500)	(47,391)	(28,894)	(1)
Revised Forecast (B)	34,739	693	250	-1,997	-0.06
	(3,802,183)	(75,848)	(27,362)	((218,571))	((7))
Change (B-A)	-27,101	-143	-183	-2,261	-0.08
	((2,966,205))	((15,652))	((20,029))	((247,465))	((8))
Percentage Change (%) - omitted where not meaningful.
	-44%	-17%	-42%	NA	NA
2013 (accumulated)	52,947	6,994	7,182	4,299	0.10
	(5,795,049)	(765,493)	(786,069)	(470,525)	(10)

* Using 32,729,000 weighted average shares for expected basic and diluted shares outstanding for purposes of the Revised Forecast.

Note: Amounts in parenthesis are converted amounts (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 109.45, which were the TTM rates quoted by The Bank of Tokyo-

Mitsubishi UFJ, Ltd. on September 30, 2014 for the sake of convenience.

Reasons for revisions

Revenue from collaborations. Revised Forecast 2014 total revenue was $27.1 million, or ¥3.0 billion, below the Previous Forecast, of which approximately $24.7 million, or ¥2.7 billion, is directly correlated to the same variance in expenses associated with the emixustat program, thus no impact on net income. As noted in our Press Release dated May 9, 2014, based on the recommendation from the FDA, Acucela will not be pursuing a 12 month analysis of our Phase 2b/3 “SEATTLE” study. As a result, clinical development activities, including safety studies initially expected in the latter half of 2014, have been delayed, resulting in lower revenue and expense for 2014. The current Phase 2b/3 "SEATTLE" study is ongoing, and we expect to disclose our top-line 24-month clinical trial results in mid-2016 as scheduled. The remaining variance in total revenue can be attributed to reduced staffing levels, due partially to our fourth quarter 2013 strategic restructuring, partially to the performance of the glaucoma program, and partially to current year employee attrition. The reduction in employees results in fewer billable activities to Otsuka Pharmaceutical Co. Ltd., resulting in lower revenue.

Operating income (loss). The variance in operating income (loss) can be attributed to reduced staffing levels, due partially to our fourth quarter 2013 strategic restructuring, partially to the performance of the glaucoma program, and partially to current year employee attrition. As discussed above, the reduction in employees results in fewer billable activities, resulting in lower operating income.

Income (loss) before income tax. The $0.2 million, or ¥20.0 million, weaker performance in income (loss) before income tax per the Revised Forecast as compared to the Previous Forecast can be attributed to reduced staffing levels, due partially to our fourth quarter 2013 strategic restructuring, partially to the performance of the glaucoma program, and partially to current year employee attrition.

Net income (loss) and net income (loss) per share. We recorded a partial valuation allowance related to deferred tax assets for which we do not anticipate future realization, due to expected future losses as a result of our new strategic plan, with a corresponding increase in income tax expense of approximately $2.1 million, or ¥227.4 million, in 2014. Due to the changes to the emixustat program schedule announced on May 9, 2014, our Board of Directors approved a new strategic plan that includes commencement of development of certain proprietary pre-clinical programs or in-license opportunities. Because these programs will be developed independently, our development expenditures on these programs will not be funded by collaborative partners and we expect that our total research and development expenses will increase and that we will incur net losses from our operating activities. This strategic plan focuses our efforts toward our goal of building a successful and sustainable life sciences company by developing an innovative portfolio of ophthalmology products via our own internal research and development efforts, leveraging our expertise in Visual Cycle Modulation (VCM) technology and pursuing external partnerships and in-licensing opportunities. Net income (loss) under the Revised Forecast is expected to be $2.3 million, or ¥247.5 million, less than the Previous Forecast. Net income (loss) per share is expected to be $0.08, or ¥8, less than the Previous Forecast. We intend to disclose our strategic plan in the first half of 2015.

(Notes) The forecasts above are based on the information currently available. A number of factors could cause actual results to differ materially from expectations.

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